Exhibit 10.1

UNIVERSAL CAPITAL MANAGEMENT, INC
2601 Annand Drive
Suite 16
Wilmington, Delaware 19808

October 13, 2006

Mr. Scott Oglum, President Theater Xtreme Entertainment Group, Inc. 250 Corporate Boulevard, Suites E & F Newark, DE 19702

Dear Scott:

This letter will serve to confirm our recent conversation. We agreed that if Theater Xtreme Entertainment Group, Inc. (“Theater Xtreme”) does not succeed, on or before October 31, 2006, in selling at least Two Hundred Fifty Thousand Dollars ($250,000) of debentures maturing on a date at least thirteen (13) months after date of issue, bearing interest at no more than Ten Percent (10%) per annum payable quarter annually, and accompanied by common stock warrants to purchase at least Two Hundred Thousand (200,000) shares of common stock of Theater Xtreme at an exercise price of not less than One Dollar ($1.00) per share, then Universal Capital Management, Inc. (“Universal”) shall and hereby agrees to invest Two Hundred Fifty Thousand Dollars ($250,000) in such debentures and warrants on the terms set forth above.

If Theater Xtreme desires that Universal honor its obligations under this letter, Theater Xtreme shall provide written notice to Universal not later than November 1, 2006, and closing for the purchase shall take place not later than November 30, 2006. If Theater Xtreme fails to give such notice on or before November 1, 2006, this letter shall expire and thereafter be of no further force or effect.

Sincerely,

/s/ Joseph T. Drennan

Joseph T. Drennan